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                                                                 Exhibit 10.8

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED
AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                            LICENSE & MARKETING AGREEMENT

This LICENSE & MARKETING AGREEMENT (the "Agreement") is entered into and effective as of June 2, 1999 (the "Effective Date") by and between MICROSOFT CORPORATION, a Washington corporation located at One Microsoft Way, Redmond, Washington 98052 and CENTRAAL CORPORATION, a Delaware corporation located at Two Circle Star Way, San Carlos, California 94070, each a "Party" and collectively, the "Parties".

                                       RECITALS

       WHEREAS, Centraal (i) is the developer and operator of an Internet service known as the "REALNAMES SERVICE" (defined below), (ii) maintains associated databases of such relationships which include, without limitation, directories of the registered words and phrases (each a "REALNAME"), if appropriate, the URL of the unique Web page associated with each RealName and related content and/or commentary. Each and every RealName is assigned to the unique registered user either (i) with a subscription paid by the registrant to Centraal, whether such subscription is paid as a fixed annual subscription fee, as a "per resolution" royalty, or as any other form of payment (such a RealName being referred to herein as a "SUBSCRIBED REALNAME") or (ii) under certain circumstances, without any compensation paid to Centraal. The RealNames Service also includes RealNames Extensions (as defined below).

       WHEREAS, Microsoft desires to obtain from Centraal the below specified grant of certain license rights to the Namespace (as defined below) database solely as necessary to provide the RealNames Service on the Authorized Microsoft Products (as defined below), as it is updated and enhanced throughout the term of this Agreement, and Centraal is willing to grant such rights to Microsoft, on the terms and conditions set forth herein.

       NOW THEREFORE, the Parties agree as follows:

                                     AGREEMENT

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

       1.1    "AFFILIATES" means, with respect to a party, a person or entity
(i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such party, or (ii) which beneficially owns or holds 20% or more of any class of the voting stock of such party or (iii) 20% or more of the voting stock (or in the case of a person or entity which is not a corporation, 20% or more of the equity interest) of which is beneficially owned or held by such party. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

       1.2 "AUTHORIZED MICROSOFT PRODUCTS" shall mean MSN Search and the AutoSearch feature of Microsoft Internet Explorer, as they may exist and/or evolve from time to time throughout the Term, and such other Microsoft owned or controlled online properties as the Parties may hereafter agree upon in writing. For the purposes hereof, "MSN Search" and "AutoSearch" shall mean the Web-based search engines currently available at http://search.msn.com and http://auto.search.msn.com, respectively, wherever and however such search engines may be accessed in whole or in part (including without limitation through Web sites other than those specifically referenced in this sentence).

       1.3 "COMMAND LINE" shall mean the address line of Microsoft's Internet Explorer v5 (and all future versions thereof) ("IE5"), where a user may currently enter a unique URL and via AutoSearch be directed directly to the World Wide Web site associated with such unique URL.

       1.4 "DOCUMENTATION" shall mean the materials listed in EXHIBIT A hereto and any updates thereto provided by Centraal.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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       1.5    "MICROSOFT" shall mean Microsoft Corporation and any and all
Affiliates of Microsoft.

       1.6 "NAMESPACE" shall collectively refer to any and all RealNames and certain information associated with each of the RealNames such as whether the RealNames are subscribed or not, the description of the Web Site or Web page associated with the RealNames, the prefix and rules associated with RealNames Extensions (if applicable). Without limiting the generality of the foregoing, the following fields will be included in the Namespace: (1) Subscribed RealNames sold under various pricing models; (2) other unsubscribed RealNames incorporated into the database through editorial work designed to offer a comprehensive Namespace to users; (3) a description of the Web site or Web page associated with each subscribed and unsubscribed RealName; (4) the prefix and rules associated with RealNames Extensions; (5) the MSN ID; (6) subscription status; (7) type of subscription (e.g., free, flat fee or price-per-resolution ("PPR")); and (8) language.

       1.7 "REALNAMES EXTENSION" shall mean a Centraal approved RealName prefix followed by a rules-based dynamic syntax query to be applied at the host (subscriber) Web site. The Centraal resolvers will recognize the format of a RealNames Extension from a user's query, transform the RealNames Extension into an appropriate query for the host Web site for the RealName Extension subscriber, and, following such host Web site query, redirect the World Wide Web user directly to the third party URL appropriate to such RealNames Extension. By way of example "SEC [Ticker]" would be a RealNames Extension with SEC serving as the RealName prefix and [Ticker] serving as the dynamic syntax query that would be processed by the server located at the URL associated with the SEC RealName. RealNames Extensions may either be with or without compensation to Centraal. Fees, if charged, may be on a PPR basis (a "PPR-based RealNames Extension"), on an annual subscription fee basis, or by another method.

       1.8 "REALNAMES RESULT" shall mean the appearance of a particular RealName as a result of a search query on an Authorized Microsoft Product (or Command Line query on IE5). A RealNames Result will be a precise match to the search or Command Line query (a "PRECISE MATCH") or, in the event that there is no Precise Match, a match or matches which are close to such search or Command Line query (a "CLOSE MATCH").

       1.9 "REALNAMES SERVICE" means Centraal's proprietary Internet addressing and search service whereby Centraal (i) assigns a particular word or phrase, in any language, to a unique Web page to assist in and allow Web navigation to such page using such word or phrase, and (ii) reviews, approves, and includes such approved word or phrase in the name of the owner of such Web site in the Namespace, and (iii) resolves a RealName such that an Internet user's browser is directed to the unique Web page associated with such RealName.

       1.10 "RESOLUTION" shall mean the process by which a search query or Command Line query that generates a RealNames Result may be used by a user of an Authorized Microsoft Product to direct such user to the URL associated with the RealName. A Resolution also occurs when a user inputs a Precise
Match Command Line query and the user is directed to the URL associated with such RealName. The mere display of a RealNames Result shall not constitute a Resolution unless the user is directed to the URL associated with the RealName.

       1.11 "TERM" shall mean the term of this Agreement, which shall commence on the Effective Date and continue thereafter for two years, subject to earlier termination pursuant to Section 11. Following the initial Term, this Agreement may be renewed for successive one year Terms upon the written consent of both Parties at least 90 days prior to the end of the then-current Term.

       1.12 "URL" means a unique uniform resource locator address for a World Wide Web Site, e.g., www.msn.com and www.msn.com/news and www.carpoint.msn.com are each a URL.

All other capitalized terms shall have the meanings herein assigned to them herein.

2.     USE OF THE NAMESPACE AND SOFTWARE.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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       2.1    DELIVERY. On the first business day after the Effective Date,
Centraal agrees to deliver to Microsoft (i) one (1) copy of the Namespace, current as of the Effective Date, in the manner set forth in EXHIBIT A (which is attached hereto and incorporated herein by this reference) (ii) one copy of the software described on EXHIBIT A ("SOFTWARE") in object code form; and
(iii) one copy of the Documentation. Each day thereafter, throughout the term of this Agreement, Centraal will deliver to Microsoft a version of the Namespace current through the immediately preceding day, in the manner set forth in EXHIBIT A. Notwithstanding anything to the contrary contained in this Agreement, Centraal will use reasonable commercial efforts to provide to Microsoft the Namespace such that it will be possible for Microsoft to compare search queries and command queries against the then-current Namespace so as to redirect such queries to Centraal's resolvers.

       2.2 DISPLAY OF REALNAMES RESULTS IN SEARCH RESULTS. Microsoft, at its own expense (except for Centraal's reasonable technical assistance which shall be provided at Centraal's reasonable expense) may, but is not obligated to, integrate the RealNames Service with the Authorized Microsoft Products, such that the Authorized Microsoft Products will access and use the Namespace to provide and display RealNames Results, in connection with end user searches and Command Line queries undertaken through the Authorized Microsoft Products as follows: (a) the Authorized Microsoft Products may include an input mechanism to prompt the user for a key word or search term; (b) Microsoft may, but is not obligated to, cause the Authorized Microsoft Products to determine which key words are appropriate for RealNames Resolutions based upon the Namespace provided to Microsoft hereunder; (c) to the extent that Microsoft integrates the RealNames Services, Microsoft shall cause its computer servers processing such determination to communicate such key words to the computer servers of Centraal, at an address and according to specifications reasonably required by Centraal; (d) Centraal, upon receipt of such key word, will cause its computer servers to perform RealNames Resolutions, and will communicate to the applicable Authorized Microsoft Product a list of the RealNames Results that correspond with such key word or search term and corresponding URLs. Nothing contained in this Agreement will be deemed to obligate Microsoft to display or use any RealName or the RealNames Service or to process or present a search string in any particular manner, except that Microsoft agrees, that if it causes any RealName to be displayed in any search result using the RealNames Service, then such RealName will appear with an "RN" superscript. The Parties agree to use good faith efforts to provide for the reporting of tracking of impressions of RealNames on the Authorized Microsoft Products, and the provision of such data to Centraal under mutually acceptable terms. Subject to Section 7, to the degree that Microsoft elects to integrate the RealNames Service with the Authorized Microsoft Products, Microsoft will endeavor to implement the RealNames Service on MSN Search by September 1, 1999 and on AutoSearch by August 1, 1999.

       2.3 PROVISION OF REALNAMES RESOLUTIONS. In the event a user of an Authorized Microsoft Product clicks on a RealNames Result, as displayed in
Section 2.2 above, or if such user has entered a query that is a Precise Match on the Command Line and is to be sent to the unique URL associated with the applicable RealName, Microsoft will direct a query which includes the RealName associated with such RealNames Result to Centraal's resolvers in a manner more fully described in EXHIBIT B (or as otherwise agreed in writing by the parties), and the user of the Authorized Microsoft Product will be directed to the unique URL associated with such RealName.

       2.4 LICENSE. In furtherance of the foregoing, and subject to the limitations expressly set forth herein, Centraal grants to Microsoft and its Affiliates (i) a non-exclusive, non transferable license (without the right to sub-license except as provided below) to access, display and transmit portions of the Namespace data (as updated periodically as set forth herein), solely as necessary to provide the RealNames Service on the Authorized Microsoft Products in accordance with this Agreement; (ii) a non-exclusive, non-transferable license (without the right to sub-license except as provided below) to use, display or perform the Software, in object code or binary code form only, only as part of providing the RealNames Service on the Authorized Microsoft Products; (iii) a non-exclusive, non-transferable license (without the right to sub-license except as provided below) to use the Software solely to provide technical support for the RealNames Service on the Authorized Microsoft Products; (iv) a non-exclusive, non-transferable license (without the right to sub-license except as provided below) to use and reproduce the Software, in object code or binary code form only, solely for Microsoft's own internal business purposes in providing the RealNames Service on the Authorized Microsoft Products and solely as necessary to exercise the rights granted in this Section 2; (v) a non-exclusive, non-transferable license (without the right to sub-license

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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except as provided below) to use and reproduce the
Documentation, solely for Microsoft's own internal business purposes in providing the RealNames Service on the Authorized Microsoft Products and solely as necessary to exercise the rights granted in this Section 2; and
(vi) a non-exclusive, non-transferable license (without the right to sub-license except as provided below) to use, reproduce, transmit, and distribute those portions of the Documentation applicable to the promotion and marketing of RealNames and the RealNames Service, solely in connection with Microsoft's promotion and marketing activities contemplated hereunder. Microsoft may sublicense the foregoing rights in connection with the distribution of the MSN portal or other services, products, or technologies that incorporate the Authorized Microsoft Products provided (i) any sublicenses shall be under terms and restrictions at least as protective of Centraal's interests as those set forth herein and (ii) Microsoft shall not be entitled to sublicense its rights to use Namespace database.

       2.5 OWNERSHIP IN CENTRAAL MATERIALS. As between Centraal and Microsoft, Centraal will retain all right, title, and interest in the Namespace, the Software, the Documentation, other Confidential Information (as defined in Section 9 below) disclosed by Centraal (collectively, "CENTRAAL MATERIALS") and all intellectual property rights therein. Microsoft will not, and will not authorize any third party to translate, disable, decompile, disassemble, reverse compile, reverse engineer, or decode the Software or in any other manner reduce the Software to human perceivable form, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation. Microsoft will not, and will not authorize any third party to (i) create derivative works of, or alter or ha any way modify the Centraal Materials without the prior written consent of Centraal, or (ii) use any proprietary Centraal Materials or other proprietary Namespace data to construct, reverse engineer or assemble any database or Internet addressing tool, including without limitation, a URL database, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation. Microsoft shall not export the Namespace outside of the United States without Centraal's prior written permission, which permission shall not unreasonably be withheld or delayed, provided that the foregoing shall not be deemed to restrict or prohibit the ability of Microsoft to allow end users outside the United States to access or use the Namespace or the RealNames Service via Authorized Microsoft products. Centraal hereby reserves all rights not expressly granted to Microsoft in this Agreement. On each copy of the Centraal Materials reproduced or displayed, Microsoft shall reproduce all copyright or other proprietary notices contained on Centraal Materials. Microsoft will not remove, modify, or obscure any copyright or other proprietary notices on the Centraal Materials.

       2.6 MICROSOFT REALNAMES RESOLVED VIA AUTHORIZED MICROSOFT PRODUCTS. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Microsoft and Centraal, during the term of this Agreement, Microsoft shall not be obligated to pay Centraal any compensation whatsoever (including without limitation PPR subscription royalties) in connection with any Resolution of any RealName subscribed by Microsoft, if such Resolution is generated through a search request submitted through an Authorized Microsoft Product.

3. MAINTENANCE AND GROWTH OF NAMESPACE. Centraal agrees to use all commercially reasonable efforts to expand, distribute, and manage and maintain the Namespace and the RealNames Service. Without limiting the generality of the foregoing, Centraal will use its commercially reasonable efforts to: (a) market and distribute the RealNames Service internationally through a wide variety of sales channels; (b) administer all RealNames subscriptions (and disputes relating thereto), and assign all RealNames in compliance with all applicable laws; (c) extend its intellectual property databases from other database sources (for example, Thomson & Thomson), as appropriate; (d) maintain at the state-of-the-art level its software and database tools; (e) expand its language services to localize adjudication processes; and (f) expand its resolution-based revenue model with major marketer accounts.

4. TECHNICAL SUPPORT. Throughout the term of this Agreement, Centraal shall provide, at its expense, reasonable technical and other assistance as requested by Microsoft to assist Microsoft to use the Namespace in accordance with this Agreement. Such assistance shall include without limitation a "walkthrough" of the data schema of the Namespace at Centraal's offices within thirty (30) clays after the Effective Date. Without limiting the generality of the foregoing, Centraal will provide reasonable advance warning of material changes to the Namespace schema and such reasonable technical support and other

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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reasonable assistance necessary to understand those changes such that
Microsoft can continue to receive and use the Namespace throughout the term of this Agreement and in accordance with the terms and conditions of this Agreement. Throughout the term of this Agreement Centraal shall respond to and use commercially reasonable efforts to promptly correct any material errors in the Centraal Materials.

5.     CROSS-MARKETING AND PROMOTION OBLIGATIONS.

       5.1 PROMOTION OF THE REALNAMES SERVICE BY MICROSOFT. Throughout the term of this Agreement, Microsoft will include, or cause to be included, promotional links to Centraal's Web site for the RealNames Service (presently located at www.realnames.com) (the "RealNames Site") in various online and offline Microsoft products (including, by way of example only, MSN and channels therein (such as the Small Business Channel), Sidewalk, Hotmail and LinkExchange) in a manner that Microsoft may determine in its sole discretion. Notwithstanding the above, at a minimum, Microsoft will cause LinkExchange to promote the RealNames Service as follows:

              5.1.1 Pursuant to the terms and conditions of Section 5.2 below, LinkExchange will include RealNames subscriptions in its Registration services so that LinkExchange customers looking up, reserving and/or registering and purchasing domain names will also have the opportunity to purchase RealNames subscriptions. Specifically, LinkExchange will promote the registration services with (a) persistent text links on the LinkExchange front page and all LinkExchange product account control pages, (b) LinkExchange site and network banner advertising totaling at least [*] impressions/month, (c) inserts in e-mail to LinkExchange customers totaling at least [*] million impressions/month. At least [*] of all LinkExchange registration services promotion will include promotional reference to the RealNames Service;

              5.1.2 LinkExchange will include text links to RealNames subscriptions from the LinkExchange Premium product promotional, sign-up and purchase pages and/or confirmations;

              5.1.3 LinkExchange will include a promotional reference to the RealNames Service in promotional email communications LinkExchange sends to substantial portions of its subscriber base once every six months, and in "welcome" email messages it sends to new owners of its Catapult product who are not subscribers to the RealNames Service;

              5.1.4 LinkExchange will participate in an introductory trial promotion involving 60 free days of a subscription to the RealNames Service (subject to its approval of the details of such promotion, and subject to the participation of other third parties in such promotional offer); and

              5.1.5 Notwithstanding anything contained in this Section 5.1 to the contrary, in no event shall LinkExchange be obligated to include any promotion of the RealNames Service in any Web sites having start pages co-branded with any third party, or in any LinkExchange products or services licensed to or distributed by third parties.

Centraal will be solely responsible for creating any and all promotional materials used by Microsoft pursuant to this Section 5.1, provided that all aspects (including but not limited to the form, content and technical format thereof) of any and all such materials displayed or distributed by Microsoft shall be subject to Microsoft's prior approval, which shall not be unreasonably withheld.

       5.2 REALNAMES SUBSCRIPTIONS. Attached as EXHIBIT C hereto is a copy of Centraal's current Subscription Agreement and registration subscription form. Centraal may alter, at will, and from time to time, the Subscription Agreement, prices, availability schedules, and other terms and conditions for the subscription and maintenance of RealNames upon written notice to Microsoft. Each order for the subscription of a RealName will be subject to and governed by the prices, Subscription Agreement, availability, schedules, and other terms and conditions in effect at the time the order is accepted by Centraal. Orders for RealNames subscriptions referred by Microsoft may take place through a co-branded HTML registration page(s) on a Microsoft World Wide Web site that is linked to Centraal's subscription service World Wide Web site via an XML application programming interface (API). All completed orders for RealNames subscriptions will be processed by Centraal or its designee, and Centraal or its designee will perform the subscription registration, collect the fees for the subscription, and send via electronic mail

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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Centraal's then-current acknowledgements, or other materials, to the
RealNames subscriber. All orders solicited through such Web site are subject to acceptance by Centraal. Microsoft will have no authority to make any acceptance or commitments to customers on behalf of Centraal. Centraal specifically reserves the right to reject any order or any part thereof for any reason.

       5.3 PROMOTION OF PPR REALNAMES AND PPR-BASED REALNAMES EXTENSION RESOLUTIONS BY MICROSOFT PERSONNEL.

              5.3.1 PROMOTION. Microsoft may, but is not obligated to, directly promote the sales of PPR RealNames and PPR-based RealNames Extension Resolutions and may refer sales leads for the same to Centraal. To assist Microsoft's promotional efforts, Centraal will supply Microsoft with its standard sales materials in connection with Microsoft's sales efforts pursuant to this Section 5.3, and Centraal will use reasonable efforts to complete agreements with Microsoft Referrals subject to Centraal's standard sales terms and conditions. "MICROSOFT REFERRALS" means those persons or entities (i) actually contacted by Microsoft for the purpose of soliciting RealNames subscriptions, (ii) which do not appear on the PPR List (as defined below), (iii) which are not currently (i.e., as of the date that Microsoft provides the Microsoft Referral to Centraal) being processed by Centraal or its designee for RealNames subscriptions or otherwise have a RealName existing in the Namespace, and (iv) which subsequently sign a Centraal agreement providing for PPR RealNames or PPR-based RealNames Extension Resolutions. In the event of a dispute between the parties as to whether a customer qualifies as a Microsoft Referral the parties shall meet and make good faith efforts to determine whether such entity qualifies as a Microsoft Referral. An entity shall be considered a Microsoft Referral with respect to any additional RealNames acquired by such customer within ninety (90) days after the actual referral date.

              5.3.2 RESTRICTIONS. Each order for the subscription of a RealNames referred by Microsoft shall be subject to and governed by the Centraal's then current Subscription Agreement, availability, schedules, and other terms and conditions in effect at the time the order is accepted by Centraal. In no event will Microsoft make any representations, guarantees or warranties concerning the RealNames Service except as expressly authorized by Centraal in writing. Centraal reserves the right to directly or indirectly solicit the subscription of RealNames and RealNames Service. In the event that Centraal provides a list of its PPR, its PPR RealNames and/or PPR based RealNames Extension Subscribers (the "PPR LIST"), Microsoft shall not use the PPR List or any information reflected therein for any purpose other than in furtherance of the activities contemplated in this Section 5.3. The PPR List shall be deemed the Confidential Information of Centraal pursuant to Section 9 of this Agreement, and in no event shall Microsoft provide the PPR List to a third party without Centraal's prior written approval

       5.4 PROMOTION OF LINKEXCHANGE BY CENTRAAL. Centraal Will promote LinkExchange's Catapult and Banner Network products as follows:

              5.4.1 Centraal will include Link Exchange logo links (subject to Microsoft's then-current standard link logo policies for such logos) and promotional text links to one or more LinkExchange Web page(s) (as designated by LinkExchange) above the fold on the following Web pages of its RealNames Site: "promotion", "description", "purchase" and "account control";

              5.4.2 Centraal will include a Link Exchange logo link (subject to Microsoft's then-current standard link logo policies for such logos) to a Web page designated by LinkExchange above the fold on the default start page of the RealNames Site; and

              5.4.3 Centraal will include a promotional reference to LinkExchange in Centraal's broadcast email service at least once every six months, and in "welcome" email messages it sends to new owners of a RealName who it reasonably believes are not LinkExchange customers.

LinkExchange will be solely responsible for creating any and all promotional materials used by Centraal pursuant to this Section 5.4, and for supplying to Centraal the LinkExchange logo to be used as the logo links referred to in subsections 5.4.1 and 5.4.2, provided that all aspects (including but not limited to the form, content and technical format thereof) of any and all such materials displayed or distributed by Centraal shall be subject to Centraal's prior approval, which shall not be unreasonably withheld.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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       5.5    PROMOTION OF PASSPORT. Centraal agrees to test, evaluate, and use, take sign ups for and accept the IDs for Microsoft's proprietary authentication service ("Passport") on the Centraal web site, and all of Centraal's existing profiling and authentication mechanisms will also take sign ups for and accept the IDs for Passport. Centraal shall use Passport in accordance with the terms of the standard Microsoft Online ID Evaluation Program Agreement and such further standard terms and conditions that are offered in addition to or as a replacement for those currently contained in such agreement.

       5.6 BANNER EXCHANGE NETWORK. Centraal shall become and remain a member of LinkExchange's Banner Exchange Network throughout the term of this Agreement, in accordance with the standard membership terms and conditions of the Banner Exchange Network as described at WWW.LINKEXCHANGE.COM. Throughout the term of this Agreement, Centraal will not participate in any other program which would reasonably be considered to be similar to or competitive with LinkExchange's Banner Exchange Network program.

       5.7 CLICKTRADE AFFILIATE. Centraal shall become and remain a member of LinkExchange's ClickTrade Affiliate program throughout the term of this Agreement, in accordance with the standard membership terms and conditions of the ClickTrade Affiliate program as described at www.linkexchange.com.

6.     REVENUE SHARING.

       6.1    REVENUE SHARING ON MICROSOFT SUBSCRIPTIONS

              6.1.1 During the term of this Agreement, Centraal will pay to Microsoft a sliding scale commission, ("COMMISSION") for each paid subscription for a RealName generated through the co-branded registration page(s) described in Section 5.2 above ("MICROSOFT SUBSCRIPTION"). The Commission for Microsoft Subscriptions shall be calculated as follows: [*] in the case of a first time Microsoft Subscription, by multiplying the initial Annual Net Subscription Fee (defined below) by the applicable percentage described in Section 6.1.3 [*]

              6.1.3  COMMISSION RATES

                     (a) During the first year of this Agreement, (i) in the event there are between [*] and [*] initial Microsoft Subscriptions paid in such first year, the Commission will be [*] of the Annual Net Subscription Fee (ii) in the event there are between [*] and [*] Microsoft Subscriptions paid in such first year, the Commission on those sales will increase for such Microsoft Subscriptions during such year to [*] of the Annual Net Subscription Fee (iii) in the event there are more than [*] Microsoft Subscriptions paid in such first year, the Commission will increase for such Microsoft Subscriptions during such first year to [*] of the Annual Net Subscription Fee.

                     (b) During the second year (and any subsequent years) of this Agreement, (i) in the event there are between [*] and [*] initial Microsoft Subscriptions paid in such second or subsequent year, as the case may be, the Commission will be [*] of the Annual Net Subscription Fee (ii) in the event there are more between [*] and [*] initial Microsoft Subscriptions paid in such second or subsequent year, as the case may be, the Commission will increase for such Microsoft Subscriptions during such second year to [*] of the Annual Net Subscription Fee and (iii) in the event there are more than [*] initial Microsoft Subscriptions paid in such second or subsequent year, as the case may be, the Commission will increase for such Microsoft Subscriptions during such second year to [*] of the Annual Net Subscription Fee.

       6.2 COMPENSATION FOR PPR REALNAMES AND PPR-BASED REALNAMES EXTENSIONS RESOLUTIONS.

              6.2.1 During the term of this Agreement, for Resolutions generated by RealNames (other than RealNames Extensions) on the Authorized Microsoft Products, Centraal will pay to Microsoft a

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

commission which equals [*] of Net RealNames Resolution Fees and [*] of Net Additional Resolution Fees.

              6.2.2 During the term of this Agreement, for Resolutions generated by PPR-based RealNames Extensions only, Centraal will pay to Microsoft a commission which equals [*] of Net RealNames Resolution Fees and [*] of Net Additional Resolution Fees.

              6.2.3 "Net RealNames Resolution Fees" shall mean gross RealNames resolution fees actually generated from the Authorized Microsoft Products (but specifically excludes resolution fees generated from Microsoft Referrals pursuant to Section 5.3 above), less any payments actually paid or payable to third parties who provide services for the RealNames Service (including without limitation payments to Network Solutions, Inc.), taxes, discounts, allowances and adjustments, refunds, and bad debts. Centraal may set such discounts, or make such allowances and adjustments, or provide refunds to its customers, in a commercially reasonable manner.

              6.2.4 "Net Additional Resolution Fees" shall mean gross RealNames resolution fees, if any, actually generated from the Authorized Microsoft Products due to Microsoft Referrals pursuant to Section 5.3 (over and above Net RealNames Resolution Fees), less any payments actually paid or payable to third parties who provide services for the RealNames Service (including without limitation payments to Network Solutions, Inc.), taxes, discounts, allowances and adjustments, refunds, and bad debts. Centraal may set such discounts, or make such allowances and adjustments, or provide refunds to its customers, in a commercially reasonable manner.

              6.2.5 Microsoft acknowledges and understands that in certain instances Centraal establishes negotiated caps under its PPR RealNames and PPR-based RealNames Extension subscriptions, pursuant to which Centraal derives no additional revenue for the balance of the subscription term after resolutions for the applicable RealName or RealNames Extension reach the applicable cap. Any Net Additional Resolution Fees shall not be considered in determining whether a subscriber has reached a Centraal-negotiated, PPR based cap.

      6.3 Accountings. Centraal shall develop, implement and maintain the technology required to track Resolutions. Within fifteen (15) days following the end of each month beginning with the Effective Date, Centraal will deliver to Microsoft a complete and accurate written report covering such month, including, the amount payable to Microsoft and sufficient detail to reasonably calculate the basis for such payment. Concurrently with the submission of each such written report by Centraal, Centraal shall pay to Microsoft all amounts then owed to Microsoft pursuant to Sections 6.1 and 6.2. Each party shall raise any questions or issues regarding the accuracy of such report (and payments in accordance therewith) within two years following the submission of such reports or payments. Failure to raise any question or issue within such two year period, shall be deemed acceptance of such report and payment.

      6.4 Audits. During the period in which Centraal is required to account to Microsoft pursuant to Section 6.3, and for one year thereafter, Central agrees to keep all usual and proper entries relating to the calculation of amounts owed to Microsoft by Centraal hereunder. During the above-referenced period, Microsoft shall have the right to cause an audit and/or inspection to be made of the applicable records of Centraal in order to verify statements issued by Centraal (an "Audit"). Any such Audit shall be conducted by an independent certified public accountant (other than on a contingent fee basis) mutually acceptable to the parties (the "Auditor"). Except as specified herein, Microsoft shall be responsible for all costs and attorney fees related to such Audits. Centraal agrees to provide the Auditor reasonable access to the relevant records upon reasonable notice and during regular business hours. Such Audits shall be made no more often than once every twelve (12) months. If an audit reveals that reports provided by Centraal are inaccurate in the amount of by ten percent (10%) or more then the reasonable cost of such Audit shall be paid by Centraal. In the event that the Audit establishes that Centraal owes additional amounts to Microsoft, then Centraal shall promptly pay such amounts to Microsoft. In the event that the Audit establishes that Centraal has overcompensated Microsoft, then Centraal shall have the right to withhold such amounts from future payments to Microsoft. The results of such Audits shall be deemed to be Confidential Information under Section 9.

7.  INDEPENDENT DEVELOPMENT

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        7.1 Nothing in this Agreement will be construed as restricting Microsoft's ability to acquire, license, develop, manufacture, or distribute for itself, or have others acquire, license, develop, manufacture, or distribute for Microsoft similar technology, information or data performing or having the same or similar functions, features or information, as the RealNames Service and Namespace in addition to, or in lieu of, the RealNames Service and Namespace, provided, however, that the foregoing shall not be deemed to constitute a license or authorization from Centraal for Microsoft to use or have others use any of the Centraal Materials, Namespace, or RealNames Service (exclusive of residuals relating to any of the foregoing, as the term residuals is used in the nondisclosure agreement referenced in
Section 9 below) in connection with such independent licensing, development, manufacture or distribution under this Section 7.

        7.2 Subject to any restrictions of confidentiality with third parties, Microsoft shall endeavor to provide Centraal with at least thirty days' notice prior to Microsoft's public distribution or availability of a service that provides substantially the same functions, features or information, as the RealNames Service and Namespace ("COMPETING SERVICE") and such notice shall include the then-current anticipated date of such public distribution or availability of the Competing Service. Upon the commercial public distribution or availability of the Competing Service but only for a period of ten (10) days thereafter, Centraal shall have the right to terminate this Agreement upon ten (10) days notice to Microsoft.

8.      REPRESENTATIONS. WARRANTIES AND INDEMNITY.

        8.1 REPRESENTATIONS AND WARRANTIES. Centraal warrants and represents as of the Effective Date of this Agreement, that:

                8.1.1 It has sufficient authority to enter into this Agreement;

                8.1.2 the Centraal Materials, RealNames Results, and any other materials supplied hereunder by Centraal to Microsoft and/or end users of the Microsoft Authorized Products do not infringe the copyrights, patents, trademarks, service marks or any other proprietary right of any third party;

                8.1.3 the functionality of the RealNames Services and the Namespace, the methods used to collect data for and from the RealNames Service and the Namespace, and the structure, sequence and organization of the RealNames Service and the Namespace do not infringe the copyrights, trademarks, patents, service marks, or other proprietary rights of any third party;

                8.1.4 the Centraal Materials and the RealNames Results do not contain any libelous, materially false, or materially misleading statements;

                8.1.5 the Centraal Materials and the RealNames Service are in compliance with all applicable laws;

                8.1.6 As of the Effective Date Centraal is not aware of any third party claims concerning the Centraal Materials, RealNames Results, or RealNames Service which if true, would constitute of violation of the representations and warranties set forth in subsections 8.1.1 through 8.1.5 above; and

                8.1.7 the Centraal Logos (as defined in Section 12 below) do not infringe or otherwise violate the rights of any third party.

EXCEPT AS SET FORTH IN THIS SECTION 8.1, CENTRAAL MAKES NO ADDITIONAL WARRANTIES REGARDING THE CENTRAAL MATERIALS OR THE REALNAMES SERVICE, AND CENTRAAL SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES OTHER THAN THOSE SET FORTH IN SECTION 8.1, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        8.2.    INDEMNITY.



[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

              8.2.1 INDEMNITY BY CENTRAAL. Centraal will defend, hold harmless and indemnify Microsoft from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against Microsoft by a third party and arising from or related to any breach by Centraal of any of the warranties set forth in
Section 8.1 above, and any third-party claim which if proven would constitute such a breach of Section 8.1, provided that Microsoft provides Centraal with:
(i) prompt written notice of such claim, (ii) exclusive control over the defense and settlement of such claim with counsel acceptable to Microsoft which acceptance shall not unreasonably be withheld or delayed, and (iii) proper and full information and assistance to settle or defend any such claim with counsel acceptable to Microsoft provided that Centraal shall not settle any claim without Microsoft's prior written approval which approval shall not be unreasonably withheld or delayed. Microsoft may also engage its own counsel, at its sole cost and expense, in connection with such claim. Centraal shall not be responsible for any settlements by Microsoft without Centraal's prior written approval which approval shall not be unreasonably withheld or delayed. Notwithstanding the above, Centraal assumes no liability for infringement claims arising from (i) combination of the RealNames Service with products or services not provided by Centraal, and not arising from the RealNames Service standing alone or (ii) using the Centraal Materials in a manner apart from the implementation or marketing of the RealNames Service as contemplated herein.

              8.2.2 INJUNCTIONS. If Centraal reasonably believes that it is likely that Microsoft will be enjoined from exercising its right to use the RealNames Service, Centraal Materials, or Centraal Logos as provided under this Agreement, then Centraal may, at its sole option and expense: (i) procure the right to use the RealNames Service, Centraal Materials, or Centraal Logos as provided under this Agreement, (ii) replace the RealNames Service, Centraal Materials, or Centraal Logos (subject to Microsoft's prior-review and approval with such approval not to be unreasonably withheld or delayed) with other non-infringing services with equivalent functionality or logos, (iii) suitably modify the RealNames Service, Centraal Materials, or Centraal Logos so that it does not infringe, or (iv) terminate this Agreement upon reasonable notice to Microsoft. Centraal shall have no obligation to indemnify Microsoft for liability incurred by Microsoft for use of the RealNames Service, Centraal Materials, or Centraal Logos after a reasonable period of time (at least ten (10) days) following Centraal's notice of termination pursuant to (iv) above.

              8.2.3 THE FOREGOING PROVISIONS OF THIS SECTION 8.2 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF CENTRAAL AND THE EXCLUSIVE REMEDY OF MICROSOFT, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS RELATING TO THE REALNAMES SERVICES OF CENTRAAL MATERIALS.

9.     CONFIDENTIALITY.

       9.1 Microsoft and Centraal acknowledge and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement dated as of even date herewith ("NDA"), attached hereto as EXHIBIT E, are incorporated into this Agreement and that all of the terms of this Agreement and all discussions and negotiations related thereto are considered Confidential Information as defined in the NDA. In the event that any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall control. The terms and conditions of this Agreement shall be deemed to be Confidential Information under the NDA. In addition, the PPR list, the Namespace, and any source code provided by Centraal hereunder shall be deemed to be Confidential Information of Centraal provided that Microsoft's obligation to maintain the confidentiality of such materials shall last until such materials (i) are or subsequently become publicly available without Microsoft's breach of any obligation owed Centraal; (ii) became known to Microsoft from a source other than Centraal other than by the breach of an obligation of confidentiality owed to Centraal; or (iii) are independently developed by Microsoft.

10. LIMITATION OF LIABILITIES. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

11.    TERMINATION.

       11.1 TERMINATION FOR CAUSE. In addition to any other rights and/or remedies that either Party may have under the circumstances, all of which are expressly reserved, either Party may terminate this Agreement immediately upon written notice at any time if:

              11.1.1 The other Party is in material breach of any material warranty, representation, term, condition or covenant of this Agreement, other than those in Sections 9 or 13.4, and fails to cure that breach within thirty (30) days after written notice thereof; or

              11.1.2 The other Party is in material breach of Section 9 or is entitled to terminate as provided in Section 13.4 or 13.8; or

              11.1.3 Either Party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing; or has a trustee or receiver appointed for its business or assets or any part thereof.

       11.2 TERMINATION AT WILL. Notwithstanding anything to the contrary contained herein, either Party will have the right at any point during the term of this Agreement, in such Party's sole and absolute discretion, to terminate this Agreement upon ninety (90) days written notice to the other Party.

       11.3 EFFECT OF TERMINATION. In the event of termination or expiration of this Agreement for any reason, each and every clause which by its nature is intended to survive the termination of this Agreement, including without limitation, Sections 1, 2.5, 6.1 (only with respect to Microsoft Subscriptions sold during the Term), 6.2 (only with respect to RealNames Resolutions generated during the Term), 6.3, 6.4, 7-10, 11.3, 11.4, and 13, shall survive such termination or expiration. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. Upon expiration or termination of this Agreement, all of Microsoft's rights and licenses with respect to the Centraal Materials will automatically and immediately terminate.

       11.4 RETURN OF CENTRAAL MATERIALS. In the event of termination or expiration of this Agreement, all information and materials provided or delivered to Microsoft under this Agreement, including without limitation the Centraal Materials, and all copies or portions of copies and any summaries thereof, will be promptly returned to Centraal or, if requested by Centraal in writing, destroyed. Within thirty (30) days after the termination of this Agreement, Microsoft will certify in writing that all such materials have been either returned to Centraal's or destroyed per Centraal's request.

12.    USE OF CENTRAAL LOGOS.

       12.1 BRANDING. Microsoft will apply the "RealNames (sm) enabled" and/or "RealNames (sm)" logo (a copy of which is attached as EXHIBIT D-1) on the co-branded page(s) created pursuant to Section 5.2, in a manner mutually agreed upon by the parties.

       12.2   USE OF CENTRAAL LOGOS.

              12.2.1 Central hereby grants to Microsoft a non-exclusive, non-transferable, personal license to use the Centraal logos attached hereto as EXHIBIT D-1 (the "Centraal Logos") only in connection with (i) Microsoft's implementation of the RealNames Services on Authorized Microsoft Products and the co-branded page(s) referenced created pursuant to Section 5.2 above and
(ii) Microsoft's promotion of the RealNames Service. Except as provided in this Section 12.2, this Agreement does not grant Microsoft any right, title, interest, or license in or to any of Centraal Logos names, logos, trade dress, designs, or other trademarks. Unless otherwise provided herein or agreed upon by the parties, Microsoft's use shall be mutually approved in advance.

              12.2.2 Microsoft acknowledges, as between Microsoft and Centraal only, Centraal's sole ownership of the Centraal Logos and worldwide and all associated goodwill. Microsoft's use of the

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Centraal Logos, as between the parties, shall inure solely to the benefit of Centraal. Microsoft hereby assign and shall assign in the future to Centraal all rights they may acquire during the term of this Agreement by operation of law or otherwise in the Centraal Logos, including all applications or registrations therefore, along with the goodwill associated therewith.

              12.2.3 Microsoft, shall take commercially reasonable steps to fully correct and remedy any deficiencies in its use of the Centraal Logos and/or the quality of implementation of the RealNames Service on Authorized Microsoft Products, upon reasonable notice from Centraal.

              12.2.4 Centraal shall have the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning the Centraal Logos. During the term of this Agreement, Microsoft shall not contest the validity of, jeopardize, or take any action inconsistent with, Centraal's rights or goodwill in the Centraal Logos in any country, including attempted registration of the Centraal Logos or attempted registration of any mark confusingly similar thereto.

              12.2.5 Notwithstanding anything to the contrary, nothing in this Section 12.2 requires Microsoft to use any of the CentraalLogos.

13.    GENERAL

       13.1 Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or IN the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:


       TO MICROSOFT                                  TO CENTRAAL:
       ------------                                  ------------
       Microsoft Corporation                         Centraal Corporation
       One Microsoft Way                             Two Circle Star Way, 2nd Floor
       Redmond, WA 98052-6399                        San Carlos, CA 94070
       Attention: Hyer Bercaw                        Attention: J. Michael Arrington, Esq.
       Telephone: (425) 882-8080                     Telephone: (650) 298-5570
       Facsimile: (425) 936-7329                     Facsimile: (650) 298-8085

       With a copy to: Law & Corporate Affairs       With a copy to: James Strawbridge Esq.
                                                                     Wilson Sonsini Goodrich &
                                                                            Rosati
                                                                     650 Page Mill Road
                                                                     Palo Alto, CA 94304
       Telephone: (425) 882-8080                     Telephone: (650) 493-9300
       Facsimile: (425) 936-7409                     Facsimile: (650)493-6811



or to such other address as a Party may designate pursuant to this notice provision.

       13.2 NO AGENCY RELATIONSHIP. Nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the Parties.

       13.3 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington, and Centraal consents to jurisdiction and venue in the state and federal courts sitting in King County, the State of Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable attorneys' fees.

       13.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each Party's respective successors and lawful assigns; provided, however, that (1) Centraal may not assign this

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Agreement, in whole or in part, or any rights or obligations hereunder, whether by contract or by operation of law, except in the context of a material change in Centraal's capital structure, control or ownership (including by way of an initial public offering of stock), without the express written consent of Microsoft, and (2) Microsoft may not assign this Agreement in whole or part, or any rights or obligations hereunder, to any competitor of Centraal. Any attempted assignment by a party in violation of this Section 13.4 shall be void and shall allow the other party to immediately terminate this Agreement.

       13.5 CONSTRUCTION. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.

       13.6 ENTIRE AGREEMENT. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both Parties. This Agreement and the NDA constitute the entire agreement between the Parties with respect to the subject matter hereof and merge all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Centraal and Microsoft by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

       13.7 LEGAL COMPLIANCE. Each party agrees to comply with applicable laws in the performance of its obligations hereunder. Microsoft understands and acknowledges that the Centraal is subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain technology to certain countries. Any obligations of Centraal to provide services are subject in all respects to such United States laws and regulations as from time to time govern the license and delivery of technology and services outside the United States. Microsoft will comply with all applicable laws, and will not export, reexport, transfer, divert or disclose, directly or indirectly, including via remote access, the Software, any confidential information contained or embodied in the Software, or any direct product thereof, except as authorized under the Export Administration Regulations or other United States laws and regulations governing exports in effect from time to time.

       13.8 FORCE MAJEURE. If either Party is in material breach of a term of this Agreement as a result (wholly or in primary part) due to causes beyond reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or in actions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier and which it could not by reasonable diligence have avoided, then without limiting the other Party's rights in any such event, such other Party shall have the option, without liability, to suspend their performance for the duration of any such breach but in no event longer than twenty (20) consecutive days or thirty (30) days total ("Suspension Period") with respect to any single or proximately related cause(s), by giving the other Party written notice thereof detailing the reason and expected duration of such suspension; provided that during such Suspension Period the non-notifying Party's obligations (but not its rights) shall also be suspended; and further provided that if the notifying Party has not cured its material breach by end of the Suspension Period, the non-notifying Party may immediately upon notice to the notifying Party terminate this Agreement pursuant to 12.1.2.

In Witness Whereof, the Parties have entered into this Agreement as of the Effective Date written above.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

               CENTRAAL CORPORATION           MICROSOFT CORPORATION

               BY:    /s/Edward F. West       BY:    /s/Matt Kursh
                  ---------------------           ------------------------

                      Edward F. West                 MATT KURSH
                  ---------------------           ------------------------
                    (printed name)                  (printed name)

                      Exec VP                        BUSINESS UNIT MANAGER
                  ---------------------           ------------------------
                    (title)                         (title)

               Date:  June 2, 1999            Date:  6/4/99
                    -------------------            -----------------------

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     EXHIBIT A

                   DELIVERY REQUIREMENTS; DESCRIPTION OF SOFTWARE

1.     DELIVERY PROCESS

Real Names System Data Format and Delivery Process

Real Names System Data Format

The Real Names System will be presented in the format known to the parties as "Orbiter" or such other format which is subsequently mutually agreed upon by the parties. There will be five fields per record:

       cn = the common name in its presentation form (also known as a RealName) dsc = the Web page description lc = the locale (e.g. "en:US" the US English language) pm= pricing model ("flt" is flat rate, "ppr" is price per resolution) ns = namespace ("rn.0" is a paid RealName, "rn.1" is a editorialized RealName, "rn.2" is a crawled RealName)
Example:
       < rn cn="Disney" dsc="The Web Site For Families." lc="en-US" pm="ppr"
ns="rn.0"/ >

Delivery Process

A data file containing the entire RNS (Real Names System) will be delivered from Centraal Corporation to Microsoft. The data file will conform to the layout described in the above section called RNS Data Format. Centraal assumes responsibility for the delivery of this data file, and will manage the processes around its successful delivery.

Centraal will build this data file every 24 hours, from its primary RNS database. After the successful completion of the build, Centraal will compress the file using PKZip. Centraal will FTP the file to a designated, Microsoft controlled FTP server. The file name inside of the pkzip will be rn.xml. The ZIP file will be named rn-mmddyy.zip (where mm=month, dd=day, yy=year is the date when the upload occurs).

It is the responsibility of Microsoft to provide Centraal's primary technical contact with the hostname, user name and password to enable the upload. The account should have write capabilities at all times. The desired upload path should be set to the default login path of the user account supplied. The user account/machine should have sufficient disk space available to upload a file size of 150 Megabytes daily.

It is also Microsoft's responsibility to designate a time of day for the file to be uploaded, and communicate such time to Centraal's primary technical contact.

In the event that Centraal encounters a problem delivering the data file that is not surmountable within 1 hour of scheduled delivery time (e.g. insufficient disk space, machine unreachable, invalid account, etc.), it is the responsibility of Centraal to contact the Microsoft Technical Point of Contact within 24 hours of encountering the problem.

In the event that Microsoft encounters a technical problem (e.g. file was not delivered at the mutually agreed upon time, data file incomplete, etc.), it is the responsibility of Microsoft to contact the Centraal Technical Point of Contact within 24 hours of encountering the problem.

Microsoft

Primary Technical Point of Contact:
Name: Bill Bliss
Title: General Manager

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Phone: (425) 882-8080
Alternate:
          -----------------------
Email: billbl@microsoft.com

Alternate Technical Point of Contact
Name: Eric Berman
Title: Group Program Manager
Phone: (425) 882-8080
Alternate:
          -----------------------
Email: ericbe@microsoft.com

Centraal

Technical Point of Contact:

Name: Dave Roletto
Title: Global Operations Network Engineer
Phone: 650-298-5532
Alternate: pager 650-590-8688
Email: dave@centraal.com

Alternate Technical Point of Contact:

Name: Edward Louie
Title: Global Operations Network Engineer
Phone: 650-298-5537
Alternate: pager 650-590-8696
Email: ed@centraal.com


2.     DESCRIPTION OF SOFTWARE

Such software subsequently and mutually agreed upon by the parties in writing for the implementation of the RealNames Service by Microsoft as contemplated herein.

3.     DESCRIPTION OF DOCUMENTATION

Materials useful and necessary to the marketing of RealNames and materials useful and necessary for technical implementation of the RealNames Services by Microsoft.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT B

                    PROCESS FOR GENERATING REALNAMES RESOLUTIONS

EXPLANATION OF REALNAMES RESOLVERS

       To the extent that Microsoft implements the RealNames Services in accordance with the provisions of this Agreement, the provisions of this EXHIBIT B shall be applicable. If Microsoft does not implement the RealNames Service, none of the provisions of this Exhibit B shall be applicable.

       Microsoft will implement Centraal's resolution process methodology (the "Ternary Responder") for exact matches. Exact matches will be determined by comparing the user query to the static and rule based RealNames supplied by Centraal as part of the periodical RealNames database updates. Centraal will provide Microsoft with an initial electronic dump of the RealNames Database and then with an electronic update of the RealNames database. The RealNames database updates will be periodically propagated to Microsoft live implementation of the ternary responder.

The RealNames database provided by Centraal will include the following fields:


RealName:                   The RealName string (e.g. "Internet Explorer 5")
Locale:                     The language of the Web page (e.g. "en-US")
RealNames link:             The resolver URL. This URL points to the RealNames
                            resolver and embeds the RealName string, provider
                            identifier and locale information.
RealNames Pricing Model:    The type of pricing model for the RealName. The
                            possible values are PPR (priced per resolution) or
                            FLT (flat maintenance fee).
RealNames Namespace Code:   A namespace identifier code (e.g. "rn.0.s" means
                            paid for static RealNames "rn.0.r" rule based
                            RealNames, rn.l" means editorialized RealNames,
                            "rn.2" means crawled RealNames)


Microsoft will provide a schema specification for serializing and encoding the RealNames data.

When a user performs a search, Microsoft's implementation of the Ternary Responder will assess whether there is an exact match in the RealNames database. If there is, two different cases need to be considered.

The first case occurs in the context of an IE5 auto-search where Microsoft's implementation will immediately redirect the user to the RealNames URL. In turn, the RealNames resolver will redirect the user to the URL associated with the specified RealName. For example, a user types the query string "Internet Explorer 5" in IE5. "Internet Explorer 5" is an exact match. Microsoft will redirect the user to RealNames link for "Internet Explorer 5":

http://navigation.realnames.com/Resolver.dll?action=navigation&providerID=
15&realname=internet+explorer+5+&locale=en-US

The second case occurs in the context of a traditional search on MSN. When a user performs a search query on the search engine, if there is an exact match, Microsoft will display the RealNames text on the results page. The RealNames text is made of the RealNames string with the RN superscript, and a brief description of the RealName. The RealNames string is hyper-linked using the RealNames link URL. For example, a user types the query string "Internet Explorer 5" on MSN. "Internet Explorer 5" is an exact match. Thus, MSN displays the RealNames text that contains the RealNames link. The RealNames text at the MSN site can be displayed as agreed upon by both Microsoft and Centraal.

INTERNET EXPLORER 5RN

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

The RealNames link takes you directly to Internet Explorer 5.

The URL associated with the RealNames link "Internet Explorer 5" that identifies MSN as the source of the resolutions is:

http://navagation.realnames.com/Resolver.dll?action=navigate&providerID=
101&realname=internet+explorer+5

When the user clicks on the RealNames link for "Internet Explorer 5", a resolution request is sent to the RealNames resolver located on Centraal servers. This request embeds the RealName "Internet Explorer 5" as well as a provider ID that uniquely identifies MSN as the originator for the resolution. The RealNames resolver located on Centraal server looks up the URL associated with the RealName address "Internet Explorer 5", logs the resolution parameters and redirects the user to that URL.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  EXHIBIT C

                       FORM OF SUBSCRIPTION AGREEMENT

REALNAMES SUBSCRIPTION AGREEMENT

A. INTRODUCTION.
This RealNames Subscription Agreement ("Agreement") is submitted to CENTRAAL CORPORATION ("CENTRAAL") for the purpose of subscribing to CENTRAAL's RealNames Service (SM) on the Internet through CENTRAAL's subscription system also known as the RealNames System (SM). If this Agreement is accepted by CENTRAAL, and a RealNames (SM) address is allocated in CENTRAAL's Web address system to the Subscriber ("Subscriber"), Subscriber agrees to be bound by the terms of this Agreement.
B. FEES AND PAYMENTS.
Subscriber agrees to pay a NON-REFUNDABLE fee of one hundred United States dollars (US $100) per year in consideration of each subscribed RealNames address. The payment may be made payable either directly to "CENTRAAL Corporation," or indirectly to CENTRAAL through a certified reseller.

This NON-REFUNDABLE fee covers a period of one (1) year for each new subscription or reservation of a RealNames address. This NON-REFUNDABLE fee includes any permitted modification(s) to the RealNames address record during the subscription or reservation. It also covers up to ten thousand (10,000) uses of the RealNames address per calendar month; CENTRAAL reserves the right to stop processing uses of the RealNames address after ten thousand (10,000) uses in a calendar month. Subscribers will be notified by CENTRAAL when a RealNames address usage exceeds ten thousand (10,000) uses per calendar month. Subscribers of a RealNames address which usage exceeds ten thousand (10,000) uses per calendar month will be subject to additional usage fees, at a rate to be agreed upon by CENTRAAL and Subscriber in advance of such charges. In the event that CENTRAAL and Subscriber cannot agree on such fees, Subscriber understands and agrees that CENTRAAL may terminate this Agreement without liability, including Subscriber's use of any RealNames address.

All payments will be due within thirty (30) days from the date of invoice. Subscriber understands and agrees that CENTRAAL may cancel Subscriber's subscription or reservation in the event that any payment is not made when due.

On the date of expiration, RealNames address subscriptions will be automatically renewed for the period of one year, unless the Subscriber notifies CENTRAAL in writing of its intention not to renew the RealNames subscription. Notification to cancel automatic renewals must be communicated to CENTRAAL by fax (1-650-298-8085) or email (sales@centraal.com) at least ten days prior to the RealNames subscription expiration date. Automatic renewals will be billed at CENTRAAL's then-current annual subscription price.

C. ALLOCATION OF REALNAMES ADDRESSES BY CENTRAAL.

Subscriber agrees that allocation of RealNames addresses by CENTRAAL is subject to CENTRAAL's discretion. CENTRAAL may at any time, with notice to Subscriber that is reasonable in the circumstances (including immediate notice when that is appropriate) reallocate a RealNames address previously or currently used by Subscriber. Any notice provided to Subscriber will be at the last address furnished by Subscriber to CENTRAAL. Subscriber understands that all systems of address with respect to the Internet are subject to varied and occasionally inconsistent principles, jurisdictions, and claims of right. Subscriber understands and agrees that CENTRAAL requires absolute discretion over the allocation of RealNames addresses in light of the uncertain and often conflicting principles that are at work in the current state of the Internet. Subscriber understands and agrees that, because of CENTRAAL's discretion, CENTRAAL has the absolute right to allocate RealNames addresses, withdraw them, and reallocate them according to its own judgment as to what constitutes an optimal service and system. Subscriber further recognizes that CENTRAAL, with a view to optimizing its RealNames Service and RealNames Services, may apply standards of decision

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

regarding allocation, reallocation, or withdrawal of RealNames addresses that evolve or change over time. If CENTRAAL does not approve any RealNames address requested by Subscriber, or withdraws approval of, a RealNames address, CENTRAAL will attempt to provide an alternative RealNames address that is acceptable to both CENTRAAL and Subscriber. Subscriber accords to CENTRAAL the right to make decisions that it deems best in each context. Subscriber understands that CENTRAAL has no dispute resolution system. Subscriber also agrees that all goodwill in any RealNames address as an address in the RealNames Service, and all property rights in any RealNames address as an address in the RealNames Service, belong exclusively to CENTRAAL. Subscriber's use of the RealNames Service confers no property, business, or competition rights upon Subscriber.

D. DISPUTES.

In the event that Subscriber's subscription, reservation, RealNames address, or any other aspect of the RealNames Services, or any conduct by the Subscriber results in any challenge, claim, demand, or action to or against CENTRAAL, Subscriber agrees that CENTRAAL shall have the right to decide in its sole discretion what actions to take, including without limitation whether to continue to provide Subscriber's subscription, reservation, RealNames address, reservation or any other aspect of the RealNames Services affected by such claim. Subscriber understands and agrees that it has no vested interest or right in any procedures or rules of dispute resolution.

E. INDEMNITY.

Subscriber agrees to defend and indemnify CENTRAAL, as well as CENTRAAL's officers, employees, agents, resellers and representatives, against claims, demands, damages, costs, and liabilities arising from Subscriber's use, reference to, or advertising of a RealNames address; from the allocation by CENTRAAL of a RealNames address to Subscriber; and from the Subscriber's subscription, reservation or use of the RealNames Services or RealNames Service. Subscriber agrees that the financial obligation of Subscriber to CENTRAAL pursuant to this indemnity may be incorporated in CENTRAAL's invoices for services and are due when the invoices are due.

F. BREACH.

Subscriber understands and agrees that its failure to abide by any provision of this Agreement may be considered by CENTRAAL to be a basis for cancellation of the subscription or reservation, withdrawal of the assigned RealNames address, and/or cancellation of the subscription or reservation.

G. AGENTS.

Subscriber agrees that if this Agreement is completed by an agent for the Subscriber, such as an ISP or Administrative Contact/Agent, the Subscriber is nonetheless bound as a principal by all terms and conditions herein.

H. USAGE STATISTICS.

Subscriber understands and agrees that CENTRAAL has the right to compile usage statistics and other data regarding use of CENTRAAL's RealNames Services and to sell and provide any and all such data to third parties.

I. LIMITATION OF LIABILITY.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Subscriber agrees that CENTRAAL, its officers, employees, agents, resellers and representatives shall have no liability to the Subscriber for any loss Subscriber may incur in connection with CENTRAAL's processing of this Agreement, in connection with CENTRAAL's processing of any authorized modification to the RealNames Service (including without limitation the RealNames address) during the covered period, as a result of the Subscriber's ISP's failure to pay either the initial subscription or reservation fee or renewal fee. Subscriber agrees that in no event shall the maximum liability of CENTRAAL, officers, employees, agents, resellers and representatives under this Agreement for any matter exceed and aggregate of five hundred United States dollars (US $500).

J. NO GUARANTY.

Subscriber agrees that, by subscription or reservation of a RealNames address, such subscription or reservation does not confer immunity from objection to either the subscription, reservation or use of the RealNames address. CENTRAAL DOES NOT WARRANT THAT THE OPERATION OF THE REALNAMES SERVICE AND/OR ANY REALNAMES ADDRESS WILL BE WITHOUT INTERRUPTION OR ERROR FREE. CENTRAAL DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL CENTRAAL BE LIABLE TO SUBSCRIBER OR ANY OTHER THIRD PARTY FOR ANY FAILURE, DISRUPTION, DOWNTIME, INCORRECT LINKAGE OR OTHER NON-PERFORMANCE OF THE REALNAMES SERVICE.

K. RIGHT OF REFUSAL.

CENTRAAL, in its sole discretion, reserves the right to refuse to enter into an agreement for any Subscriber. Subscriber agrees that the submission of this Agreement does not obligate CENTRAAL to accept this Agreement. Subscriber agrees that CENTRAAL shall not be liable for loss or damages that may result from CENTRAAL's refusal to accept this Agreement.

L. ENTIRETY.

Subscriber agrees that this Agreement comprises the complete and exclusive agreement between Subscriber and CENTRAAL regarding the subscription or reservation of Subscriber's RealNames address. This Agreement supersedes all prior agreements and understandings.

M. GOVERNING LAW.

Subscriber agrees that this Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California, United States of America, without regard to conflicts-of-law principles, applicable to contracts formed in California for services rendered in California. By submitting this Agreement, Subscriber consents to the exclusive and personal jurisdiction and venue of the federal and state courts located in the Northern District of California. This Agreement shall be deemed accepted at the offices of CENTRAAL in Palo Alto, California, U.S.A.

CENTRAAL CORPORATION REALNAMES SUBSCRIPTION AGREEMENT (0.3)
-C- 1998 Centraal Corporation
2 Circle Star Way, Second Floor
PO Box 3500
San Carlos, CA 94303-0750
Tel: +1 650 298 8080
Fax: +1 650 298 8085
sales@centraal.com

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  EXHIBIT D-1

                             Centraal Trademarks


                                   [LOGO]

                        RealNames Standardized Logo
                                 Font: OCRB


                                   [LOGO]

                          RealNames Enabled Logo
                                 Font: OCRB



[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT E
                                   ---------

                           NONDISCLOSURE AGREEMENT
                           -----------------------

                MICROSOFT CORPORATION NON-DISCLOSURE AGREEMENT
                            (STANDARD RECIPROCAL)

     THIS AGREEMENT (the "Agreement") is made between MICROSOFT CORPORATION, a Washington corporation, and CENTRAAL CORPORATION ("COMPANY") and entered into this __________ day of ___________, 1999.

     In consideration of the mutual promises and covenants contained in this Agreement, the mutual disclosure of confidential information to each other, the parties hereto agree as follows:

1.   CONFIDENTIAL INFORMATION AND CONFIDENTIAL MATERIALS

     (a) "Confidential Information" means nonpublic information that Disclosing Party designates as being confidential or which, under the circumstances surrounding disclosure ought to be treated as confidential. "Confidential Information" includes, without limitation, information relating to released or unreleased Disclosing Party software or hardware products, the marketing or promotion of any Disclosing Party product, Disclosing Party's business policies or practices, and information received from others that Disclosing Party is obligated to treat as confidential. Confidential Information disclosed to Receiving Party by any Disclosing Party Subsidiary and/or agents is covered by this Agreement.

     (b)  Confidential Information shall not include any information that:
(i) is or subsequently becomes publicly available without Receiving Party's breach of any obligation owed Disclosing Party; (ii) became known to Receiving Party prior to Disclosing Party's disclosure of such information to Receiving Party; (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) is independently developed by Receiving Party.

     (c) "Confidential Materials" shall mean all tangible materials containing Confidential Information, including without limitation written or printed documents and computer disks or tapes, whether machine or user readable.

2.   RESTRICTIONS

     (a) Receiving Party shall not disclose any Confidential Information to third parties for five (5) years following the date of its disclosure by Disclosing Party to Receiving Party, except to Receiving Party's consultants as provided below. However, Receiving Party may disclose Confidential Information in accordance with judicial or other governmental order, provided Receiving Party shall give Disclosing Party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

     (b) Receiving Party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information. Receiving Party may disclose Confidential Information or Confidential Material only to Receiving Party's employees or consultants on a need-to-know basis. Receiving Party will have executed or shall execute appropriate written agreements with its employees and consultants sufficient to enable it to comply with all the provisions of this Agreement.

     (c) Confidential Information and Confidential Materials may be disclosed, reproduced, summarized or distributed only in pursuance of Receiving Party's business relationship with Disclosing Party, and only as otherwise provided hereunder. Receiving Party agrees to segregate all such Confidential Materials from the confidential materials of others in order to prevent commingling.

     (d) Receiving Party may not reverse engineer, decompile or disassemble any software disclosed to Receiving Party.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.     RIGHTS AND REMEDIES

       (a) Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and/or Confidential Materials, or any other breach of this Agreement by Receiving Party, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and/or Confidential Materials and prevent its further unauthorized use.

       (b) Receiving Party shall return all originals, copies, reproductions and summaries of Confidential Information or Confidential Materials at Disclosing Party's request, or at Disclosing Party's option, certify destruction of the same.

       (c) Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

       (d) Disclosing Party may visit Receiving Party's premises, with reasonable prior notice and during normal business hours, to review Receiving Party's compliance with the terms of this Agreement.

4.     MISCELLANEOUS

       (a) All Confidential Information and Confidential Materials are and shall remain the property Of Disclosing Party. By disclosing information to Receiving Party, Disclosing Party does not grant any express or implied right to Receiving Party to or under Disclosing Party patents, copyrights, trademarks, or trade secret information.

       (b) If either party provides pre-release software as Confidential Information or Confidential Materials under this Agreement, such pre-release software is provided "as is" without warranty of any kind. Receiving Party agrees that neither Disclosing Party nor its suppliers shall be liable for any damages whatsoever relating to Receiving Party's use of such pre-release software.

       (c) Any software and documentation provided under this Agreement is provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software --Restricted Rights at 48 CFR 52.227-19, as applicable. Manufacturer is Microsoft Corporation/One Microsoft Way/Redmond, WA 98052-6399.

       (d) Both parties agree that they do not intend nor will they, directly or indirectly, export or re-export (i) any Confidential Information or Confidential Materials, or (ii) any product (or any part thereof), process or service that is the direct product of the Confidential Information or Materials to (A) any country that is subject to U.S. export restrictions (currently including, but not necessarily limited to, Iran, Iraq, Syria, Cuba, North Korea, Libya, and Sudan), or to any national of any such country, wherever located, who intends to transmit or transport the products back to such country; (B) to any end-user who either party knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or (C) to any end-user who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. government.

       (e) The terms of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Confidential Information. Further, either party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided that such party shall maintain the confidentiality of the Confidential Information as provided herein. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to either party a license under the other party's copyrights or patents.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       (f) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of Disclosing Party, its agents, or employees, but only by an instrument in writing signed by an authorized officer of Disclosing Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

       (g) If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees. This Agreement shall be construed and controlled by the laws of the State of Washington, and both parties further consent to jurisdiction by the state and federal courts sitting in the State of Washington. Process may be served on either party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by the Washington Long Arm Statute.

       (h) Subject to the limitations set forth in this Agreement, this Agreement will inure to the benefit of and be binding upon the parties, their successors and assigns.

       (i) If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

       (j) All obligations created by this Agreement shall survive change or termination of the parties' business relationship.

5.     SUGGESTIONS AND FEEDBACK

Either party may from time to time provide suggestions, comments or other feedback to the other party with respect to Confidential Information provided originally by the other party (hereinafter "Feedback"). Both parties agree that all Feedback is and shall be entirely voluntary and shall not, absent separate agreement, create any confidentiality obligation for the Receiving Party. However, the Receiving Party shall not disclose the source of any feedback without the providing party's consent. Feedback shall be clearly designated as such and, except as otherwise provided herein, each party shall be free to disclose and use such Feedback as it sees fit, entirely without obligation of any kind to the other party. The foregoing shall not, however, affect either party's obligations hereunder with respect to Confidential Information of the other party.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


COMPANY:      CENTRAAL CORP.                     MICROSOFT CORPORATION
        ----------------------------

Address:      2 Circle Star Way           By:    /s/ Matt Kursh
        -----------------------------        ---------------------------
        San Carlos, California  94070     Name:         MATT KURSCH
        -----------------------------           ------------------------------
By:    /s/ Edward F. West                 Title:        BUSINESS UNIT MANAGER
   ----------------------------------           ------------------------------
Name:         Edward F. West              Date:         6/4/99
     --------------------------------          -------------------------------
Title:        EXEC VICE PRESIDENT         MS Contact:
      -------------------------------                -------------------------
Date:         June 2, 1999
     --------------------------------

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.